Exhibit 99.1
META FINANCIAL GROUP, INC.® ANNOUNCES RESULTS FOR 2020 FISCAL SECOND QUARTER
- 2020 Fiscal Second Quarter Net Income of $52.3 Million, or $1.45 Per Diluted Share -
- Committed to Further Enhancing Financial Capacity and Flexibility -
- Suspends 2020 Outlook and Share Repurchase Program -
Sioux Falls, S.D., April 22, 2020 (GLOBE NEWSWIRE) -- Meta Financial Group, Inc.® (Nasdaq: CASH) (“Meta” or the “Company”) reported net income of $52.3 million, or $1.45 per diluted share, for the three months ended March 31, 2020, compared to net income of $32.1 million, or $0.81 per diluted share, for the three months ended March 31, 2019.
“Our fiscal second quarter, which has in the past been driven by our high volume tax businesses, was met with unprecedented uncertainty and market volatility associated with the spread of COVID-19. Our priorities are the health and safety of our employees and preserving access to the financial products our customers need to make it through these difficult times”, said President and CEO Brad Hanson. “Meta proactively implemented its Pandemic Plan under its Business Continuity Program with minimal business disruption and a near seamless transition to a work from home environment. Our COVID-19 Crisis Command Center consisting of leadership and business continuity planning resources throughout the organization is coordinating extensive scenario planning focused on credit quality, regulatory capital, expense management, and viability of our partners and customers to ensure continuity of our business and financial stability under extreme circumstances related to COVID-19. Finally, I am thrilled with the engagement and productivity exhibited by our staff resulting in strong performance for the quarter and the ability to manage our businesses through and beyond this crisis.”
Business Developments
•Through April 20, 2020, the Company authorized 502 applications, totaling $189.5 million in loan requests for the Paycheck Protection Program.
•Effective April 1, 2020, MetaBank, N.A. ("MetaBank" or the "Bank") converted from a federal thrift charter to a national bank charter, and the Company converted from a savings and loan holding company to a bank holding company that has elected treatment as a financial holding company. The Bank now operates under the name "MetaBank, National Association." The Company and the Bank effected these conversions in order to more closely align the Bank's regulatory charter to its current and future strategy with respect to becoming a national business that provides innovative financial solutions to consumers and businesses in niche markets often overlooked by traditional banks. As a result of the bank conversion, the Bank is no longer subject to qualified thrift lending requirements.
•The sale of MetaBank's Community Bank division to Central Bank closed on February 29, 2020 and included all of the Community Bank's deposits, branch locations, fixed assets, employees, and a portion of the Community Bank’s loan portfolio. The final deposit and loan balances included in the transaction totaled $290.5 million and $268.8 million, respectively. The remaining Community Bank loans not sold to Central Bank, which totaled $896.2 million at March 31, 2020, have been retained by the Company under a servicing agreement with Central Bank.

•MetaBank expanded its faster payments platform to include Visa Direct, Visa’s real-time push payments solution. Visa clients can use Visa Direct to enable businesses and payment service providers to make payments, disbursements and remittances rapidly, conveniently and cost-effectively, to more than a billion eligible debit and prepaid cards worldwide. As a leading issuer of payments services, the addition of Visa Direct builds on MetaBank’s faster payments platform that also includes MasterCard Send, ACH origination, wire transfers and more.
Financial Highlights for the 2020 Fiscal Second Quarter Ended March 31, 2020
•During the fiscal 2020 second quarter, the Company recognized a $19.3 million gain on divestiture of the Community Bank division, partially offset by one-time expenses related to the transaction of $1.0 million resulting in a pre-tax net gain from the transaction of $18.3 million, or $0.51 per share.
•Total gross loans and leases at March 31, 2020 increased $175.8 million, or 5%, to $3.61 billion, compared to March 31, 2019 and increased $27.5 million, or 1% when compared to December 31, 2019.
•Average deposits from the payments divisions for the fiscal 2020 second quarter increased nearly 11% to $3.31 billion when compared to the same quarter in fiscal 2019.
•Total revenue for the fiscal 2020 second quarter was $188.3 million, compared to $176.4 million for the same quarter in fiscal 2019, representing a 7% increase.
•Net interest income for the fiscal 2020 second quarter was $67.7 million, compared to $71.4 million in the comparable quarter in fiscal 2019.
•Net interest margin ("NIM") decreased to 4.78% for the fiscal 2020 second quarter from 5.06% over the same period of the prior fiscal year, while the tax-equivalent net interest margin ("NIM, TE") decreased to 4.82% from 5.18% for that same period in fiscal 2019.
•During the quarter ended March 31, 2020, the Company repurchased 2,592,381 of its shares, at a weighted average price of $31.78, under its share repurchase program, which is authorized through December 31, 2022. The Company suspended repurchase activity under its share repurchase program in March. The Company had 34,607,962 shares outstanding at March 31, 2020.
COVID-19 Business Update
First and foremost, the Company is focused on the well-being of its employees, partners and customers. Preventative health measures were recently put in place to protect employees and customers including mandating remote work options and social distancing measures where possible, restricting non-essential business travel and enhancing preventative cleaning services at all office locations. The Company also enacted a COVID-19 Crisis Command Center consisting of leadership and business continuity planning resources throughout the organization to effectively monitor possible interruptions related to the pandemic and to ensure business continuity.
The Company's loan and lease portfolio is diversified by geography and industry. While asset quality remains strong at this time, the Company's focus is on actively monitoring and assisting customers. The following actions have been implemented:
•tighter underwriting standards;
•monitoring and placing limits on originations to industries and customers most adversely impacted by the COVID-19 pandemic, including, but not limited to transportation, travel, entertainment, and retail;
•contacting customers in order to assess their credit situations and needs;
•offering flexible repayment options to current customers, when appropriate; and
•utilizing CARES Act, SBA and USDA programs and loan products to help our small business clients.
The Company increased its allowance for loan and lease losses during the fiscal second quarter as a result of the emerging COVID-19 pandemic. The Company will continue to diligently monitor the allowance for loan and lease losses and adjust as necessary in future periods to maintain an appropriate and supportable level.

The Company's capital position remained strong as of March 31, 2020. As of March 31, 2020, the Bank's capital leverage ratio based on average assets was 8.52%, which is seasonally low due to higher asset levels driven by the tax services business. In addition, the Company has options available that can be used to effectively manage capital levels through these turbulent times, including a very strong and flexible balance sheet.
2020 Tax Season Update
For the 2020 tax season, MetaBank originated $1.33 billion in refund advance loans compared to $1.49 billion during the 2019 tax season. Additionally, the Company expects to process approximately 2.1 million in refund transfers through its tax services division for the 2020 tax season, compared to the over 2.4 million in refund transfers processed during the prior year’s tax season. These decreases can primarily be attributed to the exit of non-strategic partners for the 2020 tax season.
During the second quarter of fiscal 2020, total tax services product revenue was $57.1 million, a decrease of 11% compared to the second quarter of fiscal 2019. The Company recorded $19.6 million in loan loss provision expense related to $1.26 billion in tax services loans originated during the fiscal second quarter of 2020. The Company recorded $22.5 million in loan loss provision expense related to $1.43 billion in tax services loans originated during the fiscal second quarter of 2019.
Tax services product income, net of losses and direct product expenses, increased 1% when comparing the first six months of fiscal 2020 to the same period of the prior fiscal year.
Net Interest Income
Net interest income for the fiscal 2020 second quarter was $67.7 million, a decrease of 5%, from the same quarter in fiscal 2019. The decrease was driven primarily by a decrease in investment securities balances along with lower yields realized on the loan and lease portfolios, partially offset by a reduction in total interest expense.
During the second quarter of fiscal year 2020, investment securities interest income decreased $5.7 million and loan and lease interest income decreased $3.2 million, when compared to the same quarter in fiscal 2019, while interest expense decreased $5.3 million over that same period. The quarterly average outstanding balance of loans and leases as a percentage of interest-earning assets for the quarter ended March 31, 2020 increased to 74%, from 65% for the quarter ended March 31, 2019, while the quarterly average balance of total investments as a percentage of interest-earning assets decreased to 23% from 30% over that same period. The Company’s average interest-earning assets for the fiscal 2020 second quarter decreased by $17.5 million, to $5.70 billion from the comparable quarter in fiscal 2019.
NIM decreased to 4.78% for the fiscal 2020 second quarter from 5.06% for the comparable quarter in fiscal 2019. The net effect of purchase accounting accretion contributed three basis points to NIM for the fiscal 2020 second quarter as compared to six basis points and 18 basis points for the quarters ended December 31, 2019 and March 31, 2019, respectively.
The overall reported tax-equivalent yield (“TEY”) on average earning asset yields decreased by 74 basis points to 5.64% for the fiscal 2020 second quarter compared to the fiscal 2019 second quarter, driven primarily by a lower interest rate environment. The fiscal 2020 second quarter TEY on the securities portfolio was 2.68% compared to 3.36% for the same period of the prior fiscal year.
The Company's cost of funds for all deposits and borrowings averaged 0.83% during the fiscal 2020 second quarter, compared to 1.17% for the fiscal 2019 second quarter. This decrease was primarily due to a decrease in overnight borrowings rates as well as an increase in the average balance of the Company's noninterest-bearing deposits. The Company's overall cost of deposits was 0.66% in the fiscal second quarter of 2020, compared to 1.06% in the same quarter of fiscal 2019.

Noninterest Income
Fiscal 2020 second quarter noninterest income was $120.5 million, compared to $105.0 million for the same period of the prior year. This increase was primarily due to a $19.3 million gain on divestiture of the Community Bank division during the fiscal 2020 second quarter. Increases in other income and rental income, partially offset by decreases in total tax product fee income and payments card and deposit fees, also contributed to the increase when comparing the fiscal 2020 second quarter to the same period of the prior year.
Noninterest Expense
Noninterest expense decreased 17% to $91.7 million for the fiscal 2020 second quarter, from $110.3 million for the same quarter of fiscal 2019. The decrease in noninterest expense when comparing the fiscal 2020 second quarter to the same period of the prior fiscal year was primarily driven by decreases in compensation and benefits expense, impairment expense, and intangible amortization expense, partially offset by increases in operating lease equipment depreciation, legal and consulting expense, and other expense. The Company recognized $1.0 million of one-time noninterest expenses related to the Community Bank division divestiture during the fiscal second quarter of 2020. These expenses were primarily within legal and consulting expense and other expense.
Income Tax Expense
The Company recorded income tax expense of $5.6 million, representing an effective tax rate of 9.48%, for the fiscal 2020 second quarter, compared to an income tax benefit of $0.4 million, representing an effective tax rate of (1.20)%, for the fiscal 2019 second quarter. The recorded income tax expense during the current quarter was due to an increase in net income before tax, as well as less investment tax credits recognized ratably when compared to the prior year quarter.
The Company originated $17.6 million in solar leases during the fiscal 2020 second quarter and did not originate any solar leases during the fiscal 2019 second quarter. Investment tax credits related to solar leases are recognized ratably based on income throughout each fiscal year. The timing and impact of future solar tax credits are expected to vary from period to period, and Meta intends to undertake only those tax credit opportunities that meet the Company's underwriting and return criteria.

Investments, Loans and Leases

	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Total investments	$1,310,476	$1,337,840	$1,407,257	$1,502,640	$1,649,754

Loans held for sale
Consumer credit products	—	—	122,299	45,582	42,342
SBA/USDA	13,610	13,883	26,478	17,257	17,403
Community Bank(1)	—	250,383	—	—	—
Total loans held for sale	13,610	264,266	148,777	62,839	59,745

National Lending
Term lending(2)	725,581	695,347	641,742	562,557	507,886
Asset based lending(2)	250,211	250,633	250,465	229,573	230,557
Factoring	285,495	285,776	296,507	320,344	287,955
Lease financing(2)	238,788	223,715	177,915	165,136	155,181
Insurance premium finance	332,800	349,299	361,105	358,772	307,875
SBA/USDA	92,000	90,269	88,831	99,791	77,481
Other commercial finance	101,472	99,617	99,665	99,677	98,956
Commercial Finance	2,026,347	1,994,656	1,916,230	1,835,850	1,665,891
Consumer credit products	113,544	115,843	106,794	155,539	139,617
Other consumer finance	144,895	154,772	161,404	164,727	170,824
Consumer Finance	258,439	270,615	268,198	320,266	310,441
Tax Services	95,936	101,739	2,240	24,410	84,824
Warehouse Finance	333,829	272,522	262,924	250,003	186,697
Total National Lending loans and leases	2,714,551	2,639,532	2,449,592	2,430,529	2,247,853
Community Banking
Commercial real estate and operating	654,429	682,399	883,932	877,412	869,917
Consumer one-to-four family real estate and other	205,046	220,588	259,425	256,853	257,079
Agricultural real estate and operating	36,759	40,778	58,464	61,169	60,167
Total Community Banking loans	896,234	943,765	1,201,821	1,195,434	1,187,163
Total gross loans and leases	3,610,785	3,583,297	3,651,413	3,625,963	3,435,016
Allowance for loan and lease losses	(65,355)	(30,176)	(29,149)	(43,505)	(48,672)
Net deferred loan and lease origination fees	8,139	7,177	7,434	5,068	2,964
Total loans and leases, net of allowance(3)	$3,553,569	$3,560,298	$3,629,698	$3,587,526	$3,389,308
(1) The December 31, 2019 balance included approximately $197.5 million of commercial real estate and operating loans, $40.4 million of consumer one-to-four family real estate and other loans, and $12.7 million of agricultural real estate and operating loans.
(2) The Company updated the presentation of its loan and lease table beginning in the fiscal 2020 first quarter. The new presentation included a new category called term lending. Certain balances previously included in the asset based lending and lease financing categories were reclassified into the new term lending category during the fiscal 2020 first quarter. Prior period balances have been conformed to the new presentation.
(3) As of March 31, 2020, the remaining balance of acquired loans and leases from the acquisition of Crestmark Bancorp, Inc. ("Crestmark") and its bank subsidiary, Crestmark Bank (the "Crestmark Acquisition") was $236.6 million and the remaining balances of the credit and interest rate mark discounts related to the acquired loans and leases held for investment were $4.3 million and $2.7 million, respectively, while the remaining balance of the interest rate mark premium related to the acquired loans held for sale was $0.4 million. On August 1, 2018, the Company acquired loans and leases from the Crestmark Acquisition totaling $1.06 billion and recorded related credit and interest rate mark discounts of $12.3 million and $6.0 million, respectively.
The Company continued to utilize cash flow from its amortizing securities portfolio to fund loan and lease growth. Investment securities totaled $1.31 billion at March 31, 2020, as compared to $1.65 billion at March 31, 2019.
On February 29, 2019, the Company sold $268.8 million of community bank loan balances, as part of the Community Bank division sale to Central Bank, reducing the outstanding balance to $896.2 million as of March 31, 2020.
Total gross loans and leases increased $175.8 million, or 5%, to $3.61 billion at March 31, 2020, from $3.44 billion at March 31, 2019, which was primarily attributable to growth in the commercial finance and warehouse finance portfolios, partially offset by the aforementioned sale of community bank loan balances.

At March 31, 2020, commercial finance loans, which comprised 56% of the Company's gross loan and lease portfolio, totaled $2.03 billion, reflecting growth of $31.7 million, or 2%, from December 31, 2019. Warehouse finance loans totaled $333.8 million at March 31, 2020, a 22% increase from December 31, 2019.
Asset Quality
The Company’s allowance for loan and lease losses was $65.4 million at March 31, 2020, compared to $48.7 million at March 31, 2019, driven primarily by increases in the allowance of $16.7 million in commercial finance and $4.6 million in the community banking portfolio, partially offset by decreases in the tax services and consumer lending portfolios of $2.8 million and $1.9 million, respectively.
The following table presents the Company's allowance for loan and lease losses as a percentage of its total loans and leases.

	As of the Period Ended
(Unaudited)	March 31, 2020	December 31, 2019	March 31, 2019

Commercial finance	1.28%	0.80%	0.55%
Consumer finance	1.74%	2.22%	2.08%
Tax services	22.22%	1.62%	28.42%
Warehouse finance	0.10%	0.10%	0.10%
National Lending	1.92%	0.90%	1.77%
Community Bank	1.49%	0.68%	0.74%
Total loans and leases	1.81%	0.84%	1.42%

The Company assessed each of its loan and lease portfolios during the fiscal second quarter and increased its allowance for loan and lease losses as a percentage of total loans and leases in the commercial finance and community bank portfolios as a result of the emerging COVID-19 pandemic. The reduction in consumer finance was largely driven by lower trending charge-off rates on student loans mainly serving students in the medical community. Tax services coverage rates were driven only by typical seasonal activity and are not expected to be materially impacted by COVID-19 as the tax lending season is substantially complete. Warehouse finance remained largely unchanged due to the structure of the credit protections in place. The Company expects to continue to diligently monitor the allowance for loan and lease losses and adjust as necessary in future periods to maintain an appropriate and supportable level. When adding the $4.3 million balance of the credit mark to the allowance for loan and lease losses, the commercial finance coverage ratio increases to 1.49% and the total loans and leases coverage ratio increases to 1.93%, as of March 31, 2020.
Activity in the allowance for loan and lease losses for the periods presented were as follows.

(Unaudited)	Three Months Ended			Six Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019	March 31, 2020	March 31, 2019
(Dollars in thousands)
Beginning balance	$30,176	$29,149	$21,290	$29,149	$13,040
Provision - tax services loans	19,596	911	22,473	20,507	23,969
Provision - all other loans and leases	17,700	2,496	10,845	20,196	18,448
Charge-offs - tax services loans	—	—	(1)	—	(43)
Charge-offs - all other loans and leases	(3,187)	(3,918)	(6,522)	(7,105)	(9,283)
Recoveries - tax services loans	74	739	84	813	176
Recoveries - all other loans and leases	996	799	503	1,795	2,365
Ending balance	$65,355	$30,176	$48,672	$65,355	$48,672

Provision for loan and lease losses was $37.3 million for the quarter ended March 31, 2020, compared to $33.3 million for the comparable period in the prior fiscal year. The increase in provision was primarily due to $15.8 million in additional allowance for the Company's loan and lease portfolio, specifically for the commercial finance portfolio and the remaining community bank portfolio, associated with the emerging COVID-19 pandemic. Management believes that given the structure of the credit protections put in place for the consumer and warehouse finance lending lines, the coverage ratio for those loan portfolios was adequate as of March 31, 2020. Net charge-offs were $2.1 million for the quarter ended March 31, 2020 compared to $5.9 million for the quarter ended March 31, 2019. The overall decrease in total net charge-offs from the comparable quarter of the prior fiscal year was primarily within the commercial finance and consumer finance portfolios.
The Company's past due loans and leases were as follows for the periods presented.

As of March 31, 2020	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in Thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Non-accrual balance	Total

Commercial finance	$35,810	$7,487	$18,721	$62,018	$1,964,329	$2,026,347	$9,372	$16,024	$25,396
Consumer finance	1,781	1,078	1,345	4,204	254,235	258,439	1,345	—	1,345
Tax services	668	—	—	668	95,268	95,936	—	—	—
Warehouse finance	—	—	—	—	333,829	333,829	—	—	—
Total National Lending	38,259	8,565	20,066	66,890	2,647,661	2,714,551	10,717	16,024	26,741
Total Community Banking	1,012	2,735	4,723	8,470	887,764	896,234	2,905	1,818	4,723
Total loans and leases held for investment	$39,271	$11,300	$24,789	$75,360	$3,535,425	$3,610,785	$13,622	$17,842	$31,464

As of December 31, 2019	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in Thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Non-accrual balance	Total

Commercial finance	$24,127	$4,642	$17,732	$46,501	$1,948,155	$1,994,656	$5,733	$16,593	$22,326
Consumer finance	2,295	1,234	1,648	5,177	265,438	270,615	1,648	—	1,648
Tax services	—	—	—	—	101,739	101,739	—	—	—
Warehouse finance	—	—	—	—	272,522	272,522	—	—	—
Total National Lending	26,422	5,876	19,380	51,678	2,587,854	2,639,532	7,381	16,593	23,974
Total Community Banking	376	1,612	9	1,997	941,768	943,765	—	9	9
Total loans and leases held for investment	$26,798	$7,488	$19,389	$53,675	$3,529,622	$3,583,297	$7,381	$16,602	$23,983

The Company had not experienced significant asset deterioration as of March 31, 2020, but has made short term deferments of payments on $9.5 million of loan balances as a result of interagency guidance issued on March 22, 2020 encouraging companies to work with customers impacted by COVID-19. Short term payment deferral modifications of $152.0 million and $62.4 million in other COVID-19 related modifications were completed by the Company as of April 19, 2020.
The Company's nonperforming assets at March 31, 2020, were $39.4 million, representing 0.67% of total assets, compared to $29.8 million, or 0.48% of total assets at December 31, 2019 and $40.9 million, or 0.68% of total assets at March 31, 2019. The increase in nonperforming assets on a linked quarter basis was primarily driven by an increase in foreclosed and repossessed assets, two nonperforming agricultural loan relationships in the community bank portfolio, and an increase in term lending nonperforming loans. The year-over-year decrease in nonperforming assets was primarily driven by a reduction in foreclosed and repossessed assets, mostly offset by an increase in commercial finance nonperforming loans and leases.

The Company's nonperforming loans and leases at March 31, 2020, were $31.5 million, representing 0.87% of total gross loans and leases, compared to $24.0 million, or 0.62% of total gross loans and leases at December 31, 2019 and $9.6 million, or 0.28% of total gross loans and leases at March 31, 2019.
Deposits, Borrowings and Other Liabilities
Total average deposits for the fiscal 2020 second quarter decreased by $590.0 million to $5.06 billion compared to the same period in fiscal 2019. Average wholesale deposits decreased $807.0 million, or 35%, while average noninterest-bearing deposits increased $245.9 million, or 8%, for the fiscal 2020 second quarter when compared to the same period in fiscal 2019. Average deposits from the payments divisions increased 11% to $3.31 billion for the fiscal 2020 second quarter when compared to the same period in fiscal 2019.
The average balance of total deposits and interest-bearing liabilities was $5.64 billion for the three-month period ended March 31, 2020, compared to $5.86 billion for the same period in the prior fiscal year, representing a decrease of 4%.
Total end-of-period deposits decreased 20% to $3.96 billion at March 31, 2020, compared to $4.97 billion at March 31, 2019. The decrease in end-of-period deposits was primarily driven by a decrease of $672.4 million in wholesale deposits, as well as the aforementioned sale of $290.5 million of community bank deposits during the second quarter of fiscal 2020.
Regulatory Capital
The Company and MetaBank, remained above the federal regulatory minimum capital requirements at March 31, 2020 and continued to be classified as well-capitalized institutions. Regulatory capital ratios of the Company and the Bank are stated in the table below.
The tables below include certain non-GAAP financial measures that are used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews these measures along with other measures of capital as part of its financial analysis.

As of the dates indicated	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Company
Tier 1 leverage capital ratio	7.28%	8.28%	8.33%	8.05%	7.45%
Common equity Tier 1 capital ratio	10.24%	10.10%	10.35%	10.19%	10.94%
Tier 1 capital ratio	10.60%	10.46%	10.71%	10.55%	11.31%
Total capital ratio	13.57%	12.74%	13.01%	13.22%	14.20%
MetaBank
Tier 1 leverage capital ratio	8.52%	9.70%	9.65%	9.37%	8.42%
Common equity Tier 1 capital ratio	12.36%	12.18%	12.31%	12.22%	12.72%
Tier 1 capital ratio	12.41%	12.24%	12.37%	12.27%	12.76%
Total capital ratio	13.66%	12.90%	13.02%	13.26%	13.92%

The following table provides the non-GAAP financial measures used to compute certain of the ratios included in the table above, as well as a reconciliation of such non-GAAP financial measures to the most directly comparable financial measure in accordance with GAAP:

Standardized Approach(1)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
(Dollars in Thousands)
Total stockholders' equity	$805,074	$837,068	$843,958	$822,901	$823,709
Adjustments:
LESS: Goodwill, net of associated deferred tax liabilities	303,625	304,020	304,020	302,850	302,768
LESS: Certain other intangible assets	44,909	47,855	50,501	53,249	56,456
LESS: Net deferred tax assets from operating loss and tax credit carry-forwards	11,589	16,876	15,569	13,858	7,381
LESS: Net unrealized gains (losses) on available-for-sale securities	2,337	3,897	6,458	2,329	(10,022)
LESS: Non-controlling interest	3,762	4,305	4,047	3,508	3,528
LESS: Unrealized currency gains (losses)	—	—	—	—	(242)
Common Equity Tier 1(1)	438,852	460,115	463,363	447,107	463,840
Long-term borrowings and other instruments qualifying as Tier 1	13,661	13,661	13,661	13,661	13,661
Tier 1 minority interest not included in common equity tier 1 capital	2,036	2,372	2,350	2,119	2,064
Total Tier 1 Capital	454,549	476,148	479,374	462,887	479,565
Allowance for loan and lease losses	53,580	30,239	29,272	43,641	48,812
Subordinated debentures (net of issuance costs)	73,724	73,684	73,644	73,605	73,566
Total qualifying capital	$581,853	$580,071	$582,290	$580,133	$601,963
(1) Capital ratios were determined using the Basel III capital rules that became effective on January 1, 2015. Basel III revised the definition of capital, increased minimum capital ratios, and introduced a minimum CET1 ratio; those changes are being fully phased in through the end of 2021.

The following table provides a reconciliation of tangible common equity and tangible common equity excluding accumulated other comprehensive income ("AOCI"), each of which is used in calculating tangible book value data, to Total Stockholders' Equity. Each of tangible common equity and tangible common equity excluding AOCI is a non-GAAP financial measure that is commonly used within the banking industry.

	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
(Dollars in Thousands)
Total Stockholders' Equity	$805,074	$837,068	$843,958	$822,901	$823,709
Less: Goodwill	309,505	309,505	309,505	307,941	307,464
Less: Intangible assets	46,766	50,151	52,810	56,153	60,506
Tangible common equity	448,803	477,412	481,643	458,807	455,739
Less: Accumulated other comprehensive income (loss) ("AOCI")	1,654	3,895	6,339	2,308	(10,264)
Tangible common equity excluding AOCI	$447,149	$473,517	$475,304	$456,499	$466,003

Outlook
Given the deteriorating economic environment and the uncertainty of the impact on the business following the emergence of the COVID-19 pandemic, the Company is suspending fiscal 2020 earnings per share guidance.
Conference Call
The Company will host a conference call and earnings webcast at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) on Wednesday, April 22, 2020. The live webcast of the call can be accessed from Meta’s Investor Relations website at www.metafinancialgroup.com. Telephone participants may access the live conference call by dialing (844) 461-9934 beginning approximately 10 minutes prior to start time. Please ask to join the Meta Financial conference call, and provide conference ID 4942497 upon request. International callers should dial (636) 812-6634. A webcast replay will also be archived at www.metafinancialgroup.com for one year.

Forward-Looking Statements
The Company and MetaBank, N.A. ("MetaBank") may from time to time make written or oral “forward-looking statements,” including statements contained in this press release, the Company’s filings with the SEC, the Company’s reports to stockholders, and in other communications by the Company and MetaBank, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.
You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” or the negative of those terms, or other words of similar meaning or similar expressions. You should carefully read statements that contain these words because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements are based on information currently available to us and assumptions about future events, and include statements with respect to the Company’s beliefs, expectations, estimates, and intentions, which are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such risks, uncertainties and other factors may cause our actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Such statements address, among others, the following subjects: future operating results; expectations in connection with the impact of the ongoing COVID-19 pandemic and related government actions on the Company and MetaBank; the extent in which the COVID-19 pandemic and measures taken in response thereto impact our business, our industry and the capital markets; customer retention; loan and other product demand; important components of the Company's statements of financial condition and operations; growth and expansion; expectations concerning the Company's acquisitions and divestitures, including potential benefits of, and other expectations for the Company in connection with, such transactions; new products and services, such as those offered by MetaBank or the Company's Payments divisions (which include Meta Payment Systems, Refund Advantage, EPS Financial and Specialty Consumer Services); credit quality and adequacy of reserves; technology; and the Company's employees. The following factors, among others, could cause the Company's financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: maintaining our executive management team; expected growth opportunities may not be realized or may take longer to realize than expected; the potential adverse effects of the ongoing COVID-19 pandemic and any governmental or societal responses thereto, or other unusual and infrequently occurring events; factors relating to the Company’s share repurchase program; actual changes in interest rates and the Fed Funds rate; additional changes in tax laws; the strength of the United States' economy, in general, and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), as well as efforts of the United States Congress and the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, market, and monetary fluctuations; the timely and efficient development of, and acceptance of, new products and services offered by the Company or its strategic partners, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third parties, including, in connection with the Company’s refund advance business, the risk of reduced volume of refund advance loans as a result of reduced customer demand for or acceptance of usage of Meta’s strategic partners’ refund advance products; any actions which may be initiated by our regulators in the future; the impact of changes in financial services laws and regulations, including, but not limited to, laws and regulations relating to the tax refund industry and the insurance premium finance industry and recent and potential changes in response to the COVID-19 pandemic such as the Coronavirus Aid, Relief, and Economic Security Act ("CARES Act") and the rules and regulations that may be promulgated thereunder; our relationship with our primary regulators, the Office of the Comptroller of the Currency and the Federal Reserve, as well as the Federal Deposit Insurance Corporation, which insures MetaBank’s deposit accounts up to applicable limits; technological changes, including, but not limited to, the protection of electronic files or databases; acquisitions and divestitures; litigation risk; the growth of the Company’s business, as well as expenses related thereto; continued maintenance by MetaBank of its status as a well-capitalized institution, particularly in light of our deposit base, a portion of which has been characterized as “brokered;” changes in consumer spending and saving habits; and the success of the Company at maintaining its high quality asset level and managing and collecting assets of borrowers in default should problem assets increase.
The foregoing list of factors is not exclusive. We caution you not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release speak only as of the date hereof. Additional discussions of factors affecting the Company’s business and prospects are reflected under the caption “Risk Factors” and in other sections of the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended September 30, 2019, and in other filings made with the SEC. The Company expressly disclaims any intent or obligation to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries, whether as a result of new information, changed circumstances, or future events or for any other reason.

Condensed Consolidated Statements of Financial Condition (Unaudited)
(Dollars in Thousands, Except Share Data)

ASSETS	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Cash and cash equivalents	$108,733	$152,189	$126,545	$100,732	$156,461
Investment securities available for sale, at fair value	840,525	852,603	889,947	961,897	1,081,663
Mortgage-backed securities available for sale, at fair value	355,094	362,120	382,546	395,201	413,493
Investment securities held to maturity, at cost	108,105	116,313	127,582	138,128	146,992
Mortgage-backed securities held to maturity, at cost	6,752	6,804	7,182	7,414	7,606
Loans held for sale	13,610	264,266	148,777	62,839	59,745
Loans and leases	3,618,924	3,590,474	3,658,847	3,631,031	3,437,980
Allowance for loan and lease losses	(65,355)	(30,176)	(29,149)	(43,505)	(48,672)
Federal Home Loan Bank Stock, at cost	29,944	13,796	30,916	17,236	7,436
Accrued interest receivable	16,958	18,687	20,400	19,722	20,281
Premises, furniture, and equipment, net	38,871	38,671	45,932	46,360	45,457
Rental equipment, net	200,837	211,673	208,537	184,732	140,087
Bank-owned life insurance	91,081	90,458	89,827	89,193	88,565
Foreclosed real estate and repossessed assets	7,249	1,328	29,494	29,514	29,548
Goodwill	309,505	309,505	309,505	307,941	307,464
Intangible assets	46,766	50,151	52,810	56,153	60,506
Prepaid assets	9,727	14,813	9,476	22,023	26,597
Deferred taxes	20,887	19,752	18,884	21,630	19,079
Other assets	85,652	97,499	54,832	52,831	49,754

Total assets	$5,843,865	$6,180,926	6,182,890	$6,101,072	$6,050,042

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits held for sale	$—	$288,975	$—	$—	$—
Deposits:
Noninterest-bearing checking	2,900,484	2,927,967	2,358,010	2,751,931	3,034,428
Interest-bearing checking	152,504	67,642	185,768	157,802	183,492
Savings deposits	37,615	17,436	49,773	52,179	59,978
Money market deposits	37,266	42,286	76,911	68,604	56,563
Time certificates of deposit	25,492	23,454	109,275	116,698	154,401
Wholesale deposits	809,043	1,438,820	1,557,268	1,628,000	1,481,445
Total deposits	3,962,404	4,517,605	4,337,005	4,775,214	4,970,307
Short-term borrowings	717,000	194,000	646,019	146,613	11,583
Long-term borrowings	211,353	213,070	215,838	209,765	99,800
Accrued interest payable	3,607	6,620	9,414	12,350	9,239
Accrued expenses and other liabilities	144,427	123,588	130,656	134,229	135,404
Total liabilities	5,038,791	5,343,858	5,338,932	5,278,171	5,226,333

STOCKHOLDERS’ EQUITY
Preferred stock	—	—	—	—	—
Common stock, $.01 par value	346	372	378	379	395
Common stock, Nonvoting, $.01 par value	—	—	—	—	—
Additional paid-in capital	590,682	587,678	580,826	578,715	576,406
Retained earnings	212,027	244,005	252,813	238,004	258,600
Accumulated other comprehensive income (loss)	1,654	3,895	6,339	2,308	(10,264)
Treasury stock, at cost	(3,397)	(3,187)	(445)	(13)	(4,956)
Total equity attributable to parent	801,312	832,763	839,911	819,393	820,181
Noncontrolling interest	3,762	4,305	4,047	3,508	3,528
Total stockholders’ equity	805,074	837,068	843,958	822,901	823,709

Total liabilities and stockholders’ equity	$5,843,865	$6,180,926	$6,182,890	$6,101,072	$6,050,042

Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended			Six Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019	March 31, 2020	March 31, 2019
Interest and dividend income:
Loans and leases, including fees	$70,493	$68,702	$73,670	$139,195	$134,168
Mortgage-backed securities	2,493	2,389	2,861	4,882	5,559
Other investments	6,417	6,534	11,763	12,952	23,543
	79,403	77,625	88,294	157,029	163,270
Interest expense:
Deposits	8,242	9,340	14,740	17,583	25,336
FHLB advances and other borrowings	3,424	3,634	2,204	7,058	6,312
	11,666	12,974	16,944	24,641	31,648

Net interest income	67,737	64,651	71,350	132,388	131,622

Provision for loan for lease losses	37,296	3,407	33,318	40,703	42,417

Net interest income after provision for loan and lease losses	30,441	61,244	38,032	91,685	89,205

Noninterest income:
Refund transfer product fees	28,939	192	31,601	29,131	31,862
Tax advance product fees	29,536	2,276	33,038	31,812	34,723
Payments card and deposit fees	23,156	21,499	24,671	44,655	45,477
Other bank and deposit fees	381	487	474	868	957
Rental income	11,100	12,351	9,890	23,451	20,780
Gain on sale of securities available-for-sale, net	—	—	231	—	209
Gain on divestitures	19,275	—	—	19,275	—
Gain (loss) on sale of other	2,325	(2,568)	2,230	(244)	3,496
Other income	5,801	3,246	2,890	9,047	5,272
Total noninterest income	120,513	37,483	105,025	157,995	142,776

Noninterest expense:
Compensation and benefits	34,260	34,268	49,164	68,529	82,174
Refund transfer product expense	7,449	173	7,181	7,621	7,191
Tax advance product expense	1,698	1,132	2,225	2,830	2,677
Card processing	6,696	5,607	6,971	12,303	14,056
Occupancy and equipment expense	7,013	6,655	7,212	13,668	13,670
Operating lease equipment depreciation	8,421	8,280	4,485	16,701	12,251
Legal and consulting	5,909	4,674	4,308	10,583	8,277
Intangible amortization	3,402	2,676	5,596	6,077	9,978
Impairment expense	507	242	9,660	750	9,660
Other expense	16,374	12,091	13,452	28,464	24,615
Total noninterest expense	91,729	75,798	110,254	167,526	184,549

Income before income tax expense	59,225	22,929	32,803	82,154	47,432

Income tax expense (benefit)	5,617	680	(395)	6,297	(2,086)

Net income before noncontrolling interest	53,608	22,249	33,198	75,857	49,518
Net income attributable to noncontrolling interest	1,304	1,181	1,078	2,485	2,000
Net income attributable to parent	$52,304	$21,068	$32,120	$73,372	$47,518

Earnings per common share
Basic	$1.45	$0.56	$0.81	$2.00	$1.21
Diluted	$1.45	$0.56	$0.81	$2.00	$1.20
Shares used in computing earnings per share
Basic	35,948,799	37,431,788	39,429,595	36,691,705	39,381,682
Diluted	35,970,296	37,465,878	39,496,832	36,713,339	39,450,263

Average Balances, Interest Rates and Yields
The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and in rates. Only the yield/rate reflects tax-equivalent adjustments. Non-accruing loans and leases have been included in the table as loans carrying a zero yield.

Three Months Ended March 31,	2020			2019
(Dollars in Thousands)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)
Interest-earning assets:
Cash and fed funds sold	$196,754	$739	1.51%	$281,069	$1,914	2.76%
Mortgage-backed securities	358,103	2,493	2.80%	374,096	2,861	3.10%
Tax exempt investment securities	454,177	2,132	2.39%	926,156	6,138	3.40%
Asset-backed securities	304,674	2,271	3.00%	285,783	2,677	3.80%
Other investment securities	192,379	1,275	2.67%	142,452	1,034	2.95%
Total investments	1,309,333	8,171	2.68%	1,728,487	12,710	3.36%
Commercial finance loans and leases	2,020,358	41,643	8.29%	1,649,973	41,954	10.31%
Consumer finance loans	264,307	5,386	8.20%	327,441	7,289	9.03%
Tax services loans	516,491	6,351	4.95%	369,331	8,204	9.01%
Warehouse finance loans	314,474	4,785	6.12%	181,781	2,789	6.22%
National lending loans and leases	3,115,630	58,165	7.51%	2,528,526	60,236	9.66%
Community banking loans	1,080,142	12,328	4.59%	1,181,294	13,434	4.61%
Total loans and leases	4,195,772	70,493	6.76%	3,709,820	73,670	8.05%
Total interest-earning assets	$5,701,859	$79,403	5.64%	$5,719,376	$88,294	6.38%
Non-interest-earning assets	909,040			1,068,318
Total assets	$6,610,899			$6,787,694

Interest-bearing liabilities:
Interest-bearing checking	$182,107	$105	0.23%	$148,640	$78	0.21%
Savings	46,592	6	0.05%	56,048	9	0.07%
Money markets	68,421	153	0.90%	57,932	92	0.64%
Time deposits	84,940	427	2.02%	148,384	715	1.95%
Wholesale deposits	1,476,085	7,551	2.06%	2,283,049	13,846	2.46%
Total interest-bearing deposits	1,858,145	8,242	1.78%	2,694,053	14,740	2.22%
Overnight fed funds purchased	372,596	1,307	1.41%	103,600	637	2.49%
FHLB advances	110,000	670	2.45%	—	—	—%
Subordinated debentures	73,698	1,158	6.32%	73,542	1,162	6.41%
Other borrowings	28,714	289	4.04%	39,610	405	4.14%
Total borrowings	585,008	3,424	2.35%	216,752	2,204	4.12%
Total interest-bearing liabilities	2,443,153	11,666	1.92%	2,910,805	16,944	2.36%
Noninterest-bearing deposits	3,199,148	—	—%	2,953,275	—	—%
Total deposits and interest-bearing liabilities	$5,642,301	$11,666	0.83%	$5,864,080	$16,944	1.17%
Other noninterest-bearing liabilities	136,759			129,525
Total liabilities	5,779,060			5,993,605
Shareholders' equity	831,839			794,089
Total liabilities and shareholders' equity	$6,610,899			$6,787,694
Net interest income and net interest rate spread including noninterest-bearing deposits		$67,737	4.81%		$71,350	5.21%

Net interest margin			4.78%			5.06%
Tax-equivalent effect			0.04%			0.12%
Net interest margin, tax-equivalent(2)			4.82%			5.18%
(1) Tax rate used to arrive at the TEY for the three months ended March 31, 2020 and 2019 was 21%.
(2) Net interest margin expressed on a fully-taxable-equivalent basis ("net interest margin, tax-equivalent") is a non-GAAP financial measure. The tax-equivalent adjustment to net interest income recognizes the estimated income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income. The Company believes that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis and, accordingly, believes the presentation of this non-GAAP financial measure may be useful for peer comparison purposes.

Selected Financial Information

As of and For the Three Months Ended	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Equity to total assets	13.78%	13.54%	13.65%	13.49%	13.61%
Book value per common share outstanding	$23.26	$22.52	$22.32	$21.72	$20.88
Tangible book value per common share outstanding	$12.97	$12.84	$12.74	$12.11	$11.55
Tangible book value per common share outstanding excluding AOCI	$12.92	$12.74	$12.57	$12.05	$11.81
Common shares outstanding	34,607,962	37,172,081	37,807,064	37,878,205	39,450,938
Non-performing assets to total assets	0.67%	0.48%	0.91%	0.84%	0.68%
Non-performing loans and leases to total loans and leases	0.87%	0.62%	0.70%	0.57%	0.28%
Net interest margin	4.78%	4.94%	4.95%	5.07%	5.06%
Net interest margin, tax-equivalent	4.82%	4.99%	5.00%	5.15%	5.18%
Return on average assets	3.16%	1.38%	1.32%	1.91%	1.89%
Return on average equity	25.15%	10.04%	9.69%	14.17%	16.18%
Full-time equivalent employees	992	1,088	1,186	1,218	1,231

Quarterly Amortization of Intangibles Expense

(Dollars in Thousands)	Actual	Anticipated
For the Three Months Ended	Mar 31, 2020	Jun 30, 2020	Sep 30, 2020	Dec 31, 2020	Mar 31, 2021	Jun 30, 2021	Sep 30, 2021	Dec 31, 2021	Mar 31, 2022

Amortization of intangibles(1)	$3,402	$2,637	$2,282	$2,013	$2,757	$2,013	$1,761	$1,488	$2,170
(1) These amounts are based upon the current reporting period’s intangible assets only.  This table makes no assumption for expenses related to future acquired intangible assets.

About Meta Financial Group®
Meta Financial Group, Inc.® (Nasdaq: CASH) is a South Dakota-based financial holding company. Meta Financial Group’s banking subsidiary, MetaBank®, N.A., (“Meta”), is a leader in providing innovative financial solutions to consumers and businesses in under-served niche markets and believes in financial inclusion for all. Meta’s commercial lending division works with high-value niche industries, rapid-growth companies and technology adopters to grow their businesses and build more profitable customer relationships nationwide. Meta is one of the largest issuers of prepaid cards in the U.S., having issued more than a billion cards in partnership with banks, program managers, payments providers and other businesses, and offers a total payments services solution that includes ACH origination, wire transfers, and more. For more information, visit the Meta Financial Group website.

Investor Relations and Media Contact:
Brittany Kelley Elsasser
Director of Investor Relations
605-362-2423
bkelley@metabank.com